Exhibit 99.3
Unaudited Pro Forma Condensed Combined Financial Information
On December 21, 2017, Mercury Systems, Inc. (the "Company" or “Mercury”) and Thunderbird Merger Sub, Inc., a newly formed, wholly-owned subsidiary of Mercury (the “Merger Sub”), entered into a Merger Agreement (the “Merger Agreement”) with Ceres Systems (“Ceres”), the holding company that owned Themis Computer (“Themis”, and together with Ceres, collectively the “Acquired Company”). Pursuant to the Merger Agreement, on February 1, 2018 the Merger Sub merged with and into Ceres with Ceres continuing as the surviving company and a wholly-owned subsidiary of Mercury (the “Merger”).
Themis is a leading designer, manufacturer and integrator of commercial, SWaP-optimized rugged servers, computers and storage systems for U.S. and international markets. Under the terms of the Merger Agreement, the merger consideration (including payments with respect to outstanding stock options) consisted of an all cash purchase price of $180.0 million. The merger consideration is subject to post-closing adjustments based on a determination of closing net working capital, transaction expenses and net debt (all as defined in the Merger Agreement). Mercury drew $195.0 million on its existing $400.0 million revolving credit facility to facilitate the closing of the acquisition, with the higher amount reflecting an estimated adjustment for working capital, including cash, expected to be received with the Acquired Company at closing.
This unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and is not intended to indicate the results that would actually have been achieved had the Merger been completed on the assumed date for the periods presented.
The unaudited pro forma condensed combined statement of operations for the fiscal year ended June 30, 2017 gives effect to the Merger as if it had occurred on July 1, 2016, combines the historical results of Mercury for its fiscal year ended June 30, 2017, the historical results of the Acquired Company for the twelve months ended June 30, 2017, and reflects pro forma adjustments that are expected to have a continuing impact on the combined results.
The historical results of Mercury were derived from its audited consolidated statement of operations included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2017, and incorporated by reference herein. The historical results of the Acquired Company were derived from its unaudited consolidated statements of operations for the relevant periods within its fiscal years 2017 and 2016, as well as its audited consolidated statement of operations for its fiscal year ended December 31, 2016. The audited consolidated financial statements of the Acquired Company for the year ended December 31, 2016 are included in Exhibit 99.2 of this Current Report on Form 8-K/A.
The unaudited pro forma condensed combined statement of operations for the six month period ended December 31, 2017 gives effect to the Merger as if it had occurred on July 1, 2016, combines the historical results of Mercury and the Acquired Company for the six months ended December 31, 2017, and reflects pro forma adjustments that are expected to have a continuing impact on the combined results.
The historical results of Mercury were derived from its unaudited consolidated statement of operations included in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2017, and incorporated by reference herein. The historical results of the Acquired Company were derived from its unaudited consolidated statements of operations for the relevant periods within its fiscal year 2017, as well as its unaudited consolidated statement of operations for the nine months ended September 30, 2017, included in Exhibit 99.1 of this Current Report on Form 8-K/A.
The unaudited pro forma condensed combined balance sheet at December 31, 2017 gives effect to the Merger as if it occurred on such date and combines the historical balance sheets of Mercury and the Acquired Company as of December 31, 2017. The Mercury balance sheet information was derived from its unaudited consolidated balance sheet included in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2017 and incorporated by reference herein. The Acquired Company balance sheet information was derived from its unaudited consolidated balance sheet as of December 31, 2017.
The unaudited pro forma condensed combined financial statements have been prepared by Mercury’s management and is presented for informational purposes only. It is not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized had Mercury and the Acquired Company been a combined company during the periods presented. The unaudited pro forma condensed combined statements of operations do not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items directly related to the Merger. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this Current Report on Form 8-K/A, and such assumptions are subject to change.

The unaudited pro forma condensed combined statements of operations exclude certain non-recurring charges that have been or will be incurred in connection with the Merger, including professional fees of both Mercury and the Acquired Company. These expenses are expected to total approximately $17.1 million.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the information contained in the historical consolidated financial statements of Mercury included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and incorporated by reference herein, the historical unaudited consolidated financial statements of Mercury included in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2017 and incorporated by reference herein, the historical audited consolidated financial statements of the Acquired Company for the fiscal year ended December 31, 2016, and included in Exhibit 99.2 of this Current Report on Form 8-K/A, and the historical unaudited consolidated financial statements of the Acquired Company for the nine months ended September 30, 2017 and 2016, and included in Exhibit 99.1 of this Current Report on Form 8-K/A.

MERCURY SYSTEMS, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2017
(in thousands)
(UNAUDITED)

	Mercury Systems, Inc.	Ceres Systems	Pro Forma Adjustments	Adjustment	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$32,035	$8,889	$—		$40,924
Accounts receivable, net	87,315	7,018	—		94,333
Unbilled receivables and costs in excess of billings	35,655	—	—		35,655
Inventory	105,912	6,024	1,547	A(2)	113,483
Other current assets	7,985	3,658	1,185	A(3), A(7)	12,828
Total current assets	268,902	25,589	2,732		297,223
Property and equipment, net	51,640	456	—		52,096
Goodwill	384,785	—	115,126	A(1)	499,911
Intangible assets, net	120,672	—	67,880	A(4)	188,552
Other non-current assets	9,817	4,140	(3,962)	A(6), E(1)	9,995
Total assets	$835,816	$30,185	$181,776		$1,047,777
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$37,628	$4,505	$—		$42,133
Other current liabilities	36,648	2,705	6,969	B(3)	46,322
Total current liabilities	74,276	7,210	6,969		88,455
Long-term debt	—	—	188,889	A(5)	188,889
Other non-current liabilities	12,309	245	13,805	A(6), E(1)	26,359
Total liabilities	86,585	7,455	209,663		303,703
Shareholders’ equity:
Preferred stock	—	1,601	(1,601)	A(7)	—
Common stock	468	3,124	(3,124)	A(7)	468
Additional paid-in capital	581,534	—	—		581,534
Retained earnings	166,171	18,005	(23,162)	A(7), B(3)	161,014
Accumulated other comprehensive income	1,058	—	—		1,058
Total shareholders’ equity	749,231	22,730	(27,887)		744,074
Total liabilities and shareholders’ equity	$835,816	$30,185	$181,776		$1,047,777

MERCURY SYSTEMS, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2017
(In thousands, except per share data)
(UNAUDITED)

	Mercury Systems, Inc.	Ceres Systems	Pro Forma Adjustments	Adjustment	Pro Forma Combined
Net revenues	$223,981	$31,316	$—		$255,297
Cost of revenues	119,147	18,001	(1,018)	B(1)	136,130
Gross margin	104,834	13,315	1,018		119,167
Operating expenses:
Selling, general and administrative	41,790	11,201	(8,153)	B(1)	44,838
Research and development	28,929	3,159	(102)	B(1)	31,986
Amortization of intangible assets	11,464	—	4,061	C	15,525
Other operating expenses	1,392	—	—		1,392
Total operating expenses	83,575	14,360	(4,194)		93,741
Income (loss) from operations	21,259	(1,045)	5,212		25,426
Other expense, net	(1,219)	(26)	(2,696)	D	(3,941)
Income (loss) before income taxes	20,040	(1,071)	2,516		21,485
Tax benefit	(7,046)	(79)	654	E(2)	(6,471)
Net income (loss)	$27,086	$(992)	$1,862		$27,956
Basic net earnings per share	$0.58				$0.60
Diluted net earnings per share	$0.57				$0.59

Weighted-average shares outstanding:
Basic	46,701				46,701
Diluted	47,538				47,538

MERCURY SYSTEMS, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2017
(In thousands, except per share data)
(UNAUDITED)

	Mercury Systems, Inc.	Ceres Systems	Pro Forma Adjustments	Adjustment	Pro Forma Combined
Net revenues	$408,588	$46,414	$—		$455,002
Cost of revenues	217,045	26,401	—		243,446
Gross margin	191,543	20,013	—		211,556
Operating expenses:
Selling, general and administrative	76,491	7,140	(878)	B(2)	82,753
Research and development	54,086	4,586	—		58,672
Amortization of intangible assets	19,680	—	8,121	C	27,801
Other operating expenses	3,883	—	—		3,883
Total operating expenses	154,140	11,726	7,243		173,109
Income from operations	37,403	8,287	(7,243)		38,447
Other (expense) income, net	(6,335)	81	(4,459)	D	(10,713)
Income before income taxes	31,068	8,368	(11,702)		27,734
Tax expense	6,193	2,945	(4,681)	E(2)	4,457
Net income	$24,875	$5,423	$(7,021)		$23,277
Basic net earnings per share	$0.59				$0.55
Diluted net earnings per share	$0.58				$0.54

Weighted-average shares outstanding:
Basic	41,986				41,986
Diluted	43,018				43,018

MERCURY SYSTEMS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(in thousands, except per share data)
(UNAUDITED)
Adjustment A - Preliminary Purchase Price Adjustment
On February 1, 2018, upon the terms and subject to the conditions set forth in a Merger Agreement, the Company completed the acquisition of Ceres, the holding company that owns Themis. Under the terms of the Merger Agreement, the Company paid an aggregate purchase price of $180.0 million, plus an estimated adjustment for acquired working capital and cash for the Acquired Company, subject to post-closing adjustments based on a determination of closing net working capital, transaction expenses and net debt (all as defined in the Merger Agreement). Total transaction related expenses paid by both companies totaled approximately $17.1 million.
(1) The purchase price for the Acquired Company is approximately $180.0 million, payable at closing and is subject to working capital and other adjustments. The purchase price of $180.0 million has been allocated to the assets acquired and the liabilities assumed of the Acquired Company as of December 31, 2017, on a preliminary basis as follows:

(in thousands)
Cash	$8,889
Accounts receivable	7,018
Inventory	7,571
Property, plant and equipment	456
Other current and non-current assets	3,209
Intangible assets	67,880
Goodwill	115,126
Total assets acquired	210,149
Accounts payable and other liabilities	(21,260)
Less cash and cash equivalents acquired	(8,889)
Total purchase price	$180,000
(2) Inventories reflect an adjustment of $1.5 million, versus its historical carrying value, to record the inventory at its estimated fair value. This amount is recorded in the December 31, 2017 unaudited pro forma condensed combined balance sheet. The increased inventory will temporarily increase the Company's cost of revenues after closing and therefore it is considered non-recurring and is not included in the unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2017 and the twelve months ended June 30, 2017.
(3) A related party note receivable in the amount of $0.6 million was not acquired in the Merger and has been removed from the December 31, 2017 unaudited pro forma condensed combined balance sheet.
(4) The Company has allocated approximately $67.9 million of the purchase price to intangible assets and assigned estimated economic lives with averages ranging from 1 year to 11.5 years. The determination of the preliminary fair value was primarily based upon historical intangible asset valuations in comparison to the purchase price for prior acquisitions. The determination of useful life was also based upon historical experience. These estimated fair values and useful lives are considered preliminary and are subject to change. The estimated amortization expense for these acquired intangible assets included in the unaudited pro forma condensed combined statements of operations is approximately $4.1 million and $8.1 million, using straight line amortization, for the six months ended December 31, 2017 and the twelve months ended June 30, 2017, respectively (see Adjustment C).
(5) The Company drew $195.0 million on its existing $400.0 million revolving credit facility to facilitate the closing of the acquisition, with the higher amount reflecting an estimated adjustment for working capital, including cash, received from the acquired company at closing. The amount drawn on the revolving credit facility in the unaudited pro forma condensed combined balance sheet at December 31, 2017 reflects an aggregate purchase price of $180.0 million, plus the Acquired Company's cash balance of $8.9 million at December 31, 2017, resulting in the recording of a long-term debt balance of $188.9 million.

(6) A preliminary deferred tax liability balance of $13.8 million has been recorded in the unaudited pro forma condensed combined balance sheet at December 31, 2017. This deferred tax liability balance includes a deferred tax liability of $17.8 million related primarily to the book to tax basis difference of the acquired intangible assets of $67.9 million, offset by the reclassification of the Acquired Company’s existing $4.0 million deferred tax asset from other non-current assets.
(7) The Acquired Company's historical equity account balances consisting of preferred stock in the amount of $1.6 million, common stock in the amount of $3.1 million and retained earnings in the amount of $18.0 million were eliminated as a result of the Merger and were removed from the December 31, 2017 unaudited pro forma condensed combined balance sheet. The adjustment to record an additional $7.0 million in other current liabilities related to acquisition expenses that were not accrued as of December 31, 2017 (see Adjustment B(3)), resulted in a $1.8 million tax adjustment included in other current assets. The $5.2 million adjustment, net of tax, was deducted from the Company's retained earnings, establishing a net pro forma adjustment of $23.2 million to retained earnings.
Adjustment B - Transaction-Related Expenses
(1) Adjustment records a $1.0 million decrease to cost of revenues, a $8.1 million decrease to selling, general and administrative expenses and a $0.1 million decrease to research and development expenses for transaction-related expenses included in the historical consolidated statement of operations for the six months ended December 31, 2017. Of the $9.2 million in transaction related expenses, $8.6 million and $0.6 million relate to expenses incurred by the Acquired Company and the Company, respectively.
(2) Adjustment records a $0.9 million decrease to selling, general and administrative expenses for transaction-related expenses incurred by the Acquired Company for the year ended June 30, 2017.
(3) Adjustment records an additional $7.0 million increase to accrued expenses for the Company and a decrease to retained earnings in the pro forma condensed combined balance sheet at December 31, 2017, associated with gross estimated total transaction-related fees and expenses expected to be charged to expense in the quarter ended March 31, 2018.
Adjustment C - Amortization of Intangibles
Adjustment records the net effect of amortization expense for intangible assets acquired from the Acquired Company at fair value:

(in thousands, except weighted average life information)	Intangible Amount Fair Value	Pro Forma Amortization Expense Year Ended June 30, 2017	Pro Forma Amortization Expense Six Months Ended December 31, 2017	Weighted Average Lives (Years)
Customer relationships	$51,375	$4,467	$2,234	11.5
Backlog	$2,185	2,185	1,093	1.0
Developed technology	$14,320	1,469	734	9.8
Net amortization expense		$8,121	$4,061
Adjustment D - Interest Expense on Debt Financing
The purchase price of $180.0 million anticipates the use of $188.9 million of the Company's available $400.0 million revolving credit line, in consideration of cash and cash equivalents acquired of $8.9 million. The resulting cash free purchase price of $180.0 million has assumed average interest rates of 3.00% and 2.48% (based on 3-month LIBOR rate) for the six and twelve months ended December 31, 2017 and June 30, 2017, respectively. The actual rates of interest can change from those assumed. If the actual rates were to increase or decrease by 0.125% from those assumed, then pro forma interest expense could increase or decrease by approximately $0.2 million per year. The pro forma interest expense adjustments were $2.7 million and $4.5 million for the six months ended December 31, 2017 and twelve months ended June 30, 2017, respectively.
Adjustment E - Income Taxes
(1) In the unaudited pro forma condensed combined balance sheet, the impact of pro forma adjustments increase deferred tax liabilities by approximately $17.8 million, primarily related to the book to tax basis differences of the acquired intangible assets of $67.9 million. The unaudited pro forma condensed combined balance sheet also includes an adjustment of $4.0 million to reclassify the Acquired Company's existing deferred tax asset balance from other non-current assets to other non-current liabilities resulting in a net pro forma adjustment of $13.8 million.

(2) In the unaudited pro forma condensed combined statement of operations, an adjustment records the applicable tax provision on the pro forma adjustments presented. The pro forma adjustments pertain primarily to U.S. tax jurisdictions, and are subject to a 26% and 40% combined tax rate for the six months ended December 31, 2017 and twelve months ended June 30, 2017, respectively. These adjustments resulted in increased income tax expense of $0.7 million and a tax benefit of $4.7 million for the six months ended December 31, 2017 and twelve months ended June 30, 2017, respectively.